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                                                                   Exhibit 10.12

                                                  June 3, 2000
Mr. Don Jaworski

Dear Don:



                  CacheFlow Inc. (the "Company" or CacheFlow) is contemplating acquiring Springbank Networks, Inc. (the "Acquisition"). Accordingly, the Company is pleased to offer you employment, contingent on the closing of the Acquisition pursuant to the Agreement and Plan of Reorganization dated on or about the date hereof on the following terms:

                  1. Position. You will start in a full-time position as the Senior Vice President, Operations, reporting directly to me. By signing this letter, you confirm to the Company that you are not, and by accepting such employment will not become, under any contractual or other legal obligations that would prohibit you from performing your duties for the Company.

                  2. Compensation and Employee Benefits. You will be paid a starting annual salary at the rate of $200,000 payable in accordance with the Company's standard payroll schedule. As a regular employee of the Company you will be eligible to participate in a number of Company-sponsored benefits which are available to all CacheFlow employees.

                  3. Stock Options. Springbank will assign to CacheFlow Inc. its right to repurchase your unvested option shares acquired pursuant to the exercise of the Springbank option granted to you on May 11, 2000 and CacheFlow will assume all obligations of Springbank under your stock option agreement, in each case pursuant to the terms of the Merger Agreement signed in connection with the Acquisition. In the event that CacheFlow is subject to a Change in Control, as defined in your stock option agreement, prior to your termination of service with the Company, any unvested shares acquired under the option shall become vested for an additional 25% of the shares subject to the option.

                     In the event of your death or disability prior to your termination of service with the Company, any unvested shares acquired under the option shall become vested for an additional 25% of the shares subject to the option.

                     In the event your employment is terminated by CacheFlow without Cause, any unvested shares acquired under the option shall be fully vested.

                  4. Cause. "Cause" shall mean the occurrence of:

         (A) Employee's willful misconduct or gross negligence in performance of his duties hereunder, including Employee's refusal to comply in any material respect with
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Mr. Don Jaworski
June 3, 2000
Page 2


          the legal directives or written instructions of the Company's Board of Directors or CEO so long as such directives or instructions are not inconsistent with Employee's position and duties, and such refusal to comply is not remedied within thirty (30) working days after written notice from the Company, which written notice shall state that failure to remedy such conduct may result in termination for Cause;

     (B) Dishonest or fraudulent conduct, a deliberate attempt to do an injury to the Company or other conduct that materially discredits the Company or is materially detrimental to the reputation of the Company, including conviction of a felony; or

     (C) Employee's incurable material breach of any element of the Company's Confidential Information and Invention Assignment Agreement, including without limitation, Employee's theft or other misappropriation of the Company's proprietary information.

          5. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

          6. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be "at will," meaning, that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Your right to receive compensation or benefits in the event of your employment terminating shall be governed by the vesting acceleration and other provisions of this letter as described above. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.

          7. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. Notwithstanding the foregoing, you may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of publicly traded securities of any person or entity, including one which owns a competitive business, and you may own up to ten percent (10%) of any class of non-publicly-traded securities of any person or entity provided such person or entity does not compete with the business of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company. From time to time, you may request consent to engage in outside
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Mr. Don Jaworski
June 3, 2000
Page 3


technical activities that do not negatively impact the Company or your ability to do your job, in which case the consent of the Company will not be unreasonably withheld.

                  8. Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

                  9. Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral or written, between you and the Company regarding the subject matter described in this letter.

                  We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on June 5, 2000.
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     If you have any questions, please call me at (408) 220-2200.

                                    Very truly yours,

                                    CacheFlow

                                    /s/ B. M. NeSmith

                                    By: Brian NeSmith

                                    Title: President and Chief Executive Officer

I have read and accept this employment offer:



____________________________________________
           Signature of Don Jaworski

Dated:______________________________________



Attachment
Exhibit A: Proprietary Information and Inventions Agreement
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     If you have any questions, please call me at (408) 220-2200.

                                    Very truly yours,

                                    CacheFlow


                                    By: Brian NeSmith

                                    Title: President and Chief Executive Officer



I have read and accept this employment offer:

/s/ Don Jaworski
----------------------------------
    Signature of Don Jaworski

Dated: 6-3-00
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Attachment
Exhibit A: Proprietary Information and Inventions Agreement